                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement           [_]Confidential, for Use of the
                                             Commission Only (as permitted [ ]
                                             Definitive Proxy Statement by
                                             Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule l4a-11(c) or Rule 14a-12

                                NaviSite, Inc.
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules l4a-6(i)(l) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                                [NaviSite Logo]

                                NaviSite, Inc.
                              400 Minuteman Road
                         Andover, Massachusetts 01810

                                                              November 28, 2001

To our Stockholders:

   I am pleased to invite you to attend the Annual Meeting of Stockholders of NaviSite, Inc. to be held on Wednesday, December 19, 2001 at 2:30 p.m., local time, at the Andover Country Club, 60 Canterbury Street, Andover, MA 01810.

   Specific details regarding admission to the meeting and the business to be conducted at the Annual Meeting are included in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to carefully read these materials, as well as the enclosed Annual Report to stockholders for the fiscal year ended July 31, 2001. NaviSite's Board of Directors recommends that you vote in favor of each proposal set forth in the Notice of Annual Meeting and Proxy Statement.

   Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. If you do attend the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.

   Thank you for your continued support.

                                          Sincerely,

                                          Patricia Gilligan
                                          President and Chief Executive
                                           Officer

                                NAVISITE, INC.

                               ----------------

                   Notice of Annual Meeting of Stockholders

                               ----------------

   The Annual Meeting of Stockholders of NaviSite, Inc., a Delaware corporation ("NaviSite" or the "Company"), will be held on Wednesday, December 19, 2001 at 2:30 p.m., local time, at the Andover Country Club, 60 Canterbury Street, Andover, MA 01810, to consider and act upon the following matters:

  (1) To elect two members of the board of directors of NaviSite (the "Board of Directors") to serve for one-year terms;

  (2) To approve the issuance of NaviSite Common Stock, par value $0.01 per share (the "NaviSite Common Stock"), upon conversion of NaviSite's debt obligations held by Compaq Financial Services Corporation and CMGI, Inc. ("CMGI"), and to approve an amendment to NaviSite's Amended and Restated Certificate of Incorporation increasing the authorized number of shares of Common Stock of the Corporation from 150,000,000 to 395,000,000;

  (3) To authorize the Board of Directors, in its discretion, to perform any action it deems necessary, including, without limitation, amendment of NaviSite's Amended and Restated Certificate of Incorporation, to effect a reverse stock split of NaviSite's issued and outstanding shares of Common Stock, in a range from 5-to-1 to 15-to-1, without further approval or authorization of the Company's stockholders;

  (4) To ratify the appointment by the Board of Directors of KPMG LLP as the independent auditors of NaviSite for the fiscal year ending July 31, 2002; and

  (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

   Admission to the Annual Meeting will be on a first-come, first-served basis, and an admission ticket and picture identification will be required to enter the Annual Meeting. Each stockholder will be entitled to bring a guest to the Annual Meeting. For stockholders of record, an admission ticket is attached to the proxy card sent with this Notice and Proxy Statement. Stockholders holding stock in bank or brokerage accounts can obtain an admission ticket in advance by sending a written request, along with proof of ownership of shares (such as a brokerage statement), to the Company's Director of Investor Relations at NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810. An individual arriving without an admission ticket will not be admitted unless it can be verified that the individual is a NaviSite stockholder. Cameras, cellular phones, recording equipment and other electronic devices will not be permitted at the Annual Meeting.

   Only stockholders of record as of the close of business on November 8, 2001 are entitled to notice of, and to vote at, the Annual Meeting. All stockholders are cordially invited to attend the meeting. The stock transfer books of NaviSite will remain open for the purchase and sale of NaviSite Common Stock.

                                          By order of the Board of Directors,

                                          Joe K. Suyemoto
                                          Secretary

Andover, Massachusetts
November 28, 2001


 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                NAVISITE, INC.

                               ----------------

                                PROXY STATEMENT
                        Annual Meeting of Stockholders
                        To Be Held on December 19, 2001

                               ----------------

General

   This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors") of NaviSite, Inc., a Delaware corporation ("NaviSite"), for use at NaviSite's 2001 Annual Meeting of Stockholders to be held on Wednesday, December 19, 2001 (the "Annual Meeting") at the Andover Country Club, 60 Canterbury Street, Andover, MA 01810, and at any adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders (the "Notice of Annual Meeting").

   The Notice of Annual Meeting, this Proxy Statement, the accompanying proxy card and NaviSite's Annual Report to Stockholders for the fiscal year ended July 31, 2001 (the "2001 Annual Report") are being mailed to stockholders on or about November 28, 2001.

Voting Securities and Votes Required

   Only holders of record of Common Stock, par value $0.01 per share, of NaviSite (the "NaviSite Common Stock") as of the close of business on November 8, 2001 (the "Record Date") will be entitled to receive notice of and vote at the Annual Meeting and any adjournments thereof. On the Record Date, there were an aggregate of 86,966,463 shares of NaviSite Common Stock issued and outstanding and entitled to vote. The holders of NaviSite Common Stock are entitled to one vote for each share held as of the Record Date on any proposal presented at the Annual Meeting.

   A quorum of stockholders is necessary to hold a valid annual meeting. Under NaviSite's By-Laws, as amended (the "By-Laws"), a quorum will exist at the Annual Meeting if a majority of the shares of NaviSite Common Stock issued and outstanding and entitled to vote at the Annual Meeting are represented in person or by proxy. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and broker "non-votes" (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present.

   The affirmative vote of the holders of a plurality of the shares of NaviSite Common Stock cast at the Annual Meeting is required for the election of directors (Proposal No. 1). The affirmative vote of the holders of a majority of the outstanding shares of NaviSite Common Stock is required to approve the issuance of NaviSite's Common Stock upon conversion of debt obligations held by Compaq Financial Services Corporation and CMGI and to approve the related amendment of NaviSite's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 to 395,000,000 (Proposal No. 2); and to approve the authorization of any action that the Board of Directors, in its discretion, deems necessary, including amendment of NaviSite's Amended and Restated Certificate of Incorporation, to effect a reverse stock split of NaviSite's issued and outstanding stock in a range from 5-to-1 to 15-to-1 (Proposal
No. 3). The affirmative vote of the holders of a majority of the shares of NaviSite Common Stock present or represented by proxy and voting on the matter is required to ratify the appointment of KPMG LLP as NaviSite's independent auditors for the fiscal year ending July 31, 2002 (Proposal No. 4).

   Shares which abstain from voting on a particular matter and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (broker non-votes) will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors (Proposal No. 1), which requires a plurality of the shares of NaviSite Common Stock cast, or the ratification of the appointment of NaviSite's independent auditors (Proposal No. 4), which requires an affirmative vote of a majority of the shares of NaviSite Common Stock present or represented by proxy and voting on the matter. Abstentions, however, will have the effect of a negative vote with respect to Proposal Nos. 2 and 3 because approval of each of these proposals requires the affirmative vote of a majority of all outstanding shares of NaviSite Common Stock. Broker non-votes will also have the effect of a negative vote with respect to Proposal Nos. 2 and 3 because approval of these proposals requires the affirmative vote of the holders of a majority of all outstanding shares of NaviSite Common Stock.

Proxies

 Voting Your Proxy

   You may vote in person at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can change your vote at the Annual Meeting.

   Voting instructions are included on your proxy card. If you properly complete, sign and date your proxy card and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If you sign and timely return your proxy card but do not indicate how your shares are to be voted with respect to one or more of the proposals to be voted on at the Annual Meeting, your shares will be voted for each of such proposals, and the individuals named in the proxy card will have discretionary authority to vote upon any adjournment of the Annual Meeting, including for the purposes of soliciting additional proxies.

 Revoking Your Proxy

   You may revoke your proxy before it is voted by:

  . Notifying NaviSite's Secretary in writing before the Annual Meeting that you have revoked your proxy; or

  .  Voting in person at the Annual Meeting.

 Voting in Person

   If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote your "street name" shares held as of the Record Date.

 Proxy Solicitation

   This solicitation is made on behalf of the Board of Directors, and NaviSite will bear the costs of the solicitation. Proxies may also be solicited by telephone, fax or personal interview by the directors, officers and employees of NaviSite and its affiliates, who will not receive additional compensation for the solicitation. NaviSite will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   Pursuant to the By-Laws, all of NaviSite's directors are elected at each annual meeting of stockholders and hold office until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. The By-Laws further provide that the number of directors shall be fixed from time to time by a majority of the Board of Directors. Currently the number of directors has been fixed at six, with four active members and two vacancies on the Board of Directors. Immediately following the Annual Meeting, should you elect the two nominees named below for director, the Company will have four vacancies on the Board of Directors. The Board of Directors has initiated a search for up to four independent directors to fill these vacancies. Messrs. Craig D. Goldman and Stephen D.R. Moore, current directors of the Company, are not standing for reelection to the Board of Directors.

   The Board of Directors recommends that the two nominees named below be elected as directors of NaviSite. The persons named as proxies will vote to elect the two nominees named below as directors of NaviSite unless the proxy card is marked otherwise. Each nominee is presently serving as a director, has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If for any reason any nominee should become unable or unwilling to serve, the persons named as proxies may vote the proxy for the election of a substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

   Biographical and certain other information concerning NaviSite's directors, each of whom is a nominee for re-election, is set forth below. Information with respect to the number of shares of NaviSite Common Stock beneficially owned by each director, as of September 30, 2001, appears below in the section entitled "Security Ownership of Certain Beneficial Owners and Management."

Nominees for Election to the Board of Directors

   David S. Wetherell, age 47, has served as a director and Chairman of the Board of Directors of NaviSite since February 1997. Since 1986, Mr. Wetherell has served as Chairman of the Board, President, Chief Executive Officer and Secretary of CMGI. From 1986 to July 2001, Mr. Wetherell also served as President of CMGI. Mr. Wetherell also serves as the Chairman of the Board of Directors of Engage, Inc.

   George A. McMillan, age 47, has served as a director of NaviSite since July 11, 2001. Since July 2001, Mr. McMillan has served as Chief Financial Officer and Treasurer of CMGI. Mr. McMillan served as President and Chief Operating Officer of BMG Direct, a unit of Bertelsmann AG consisting of BMG Music Service and CDNOW from 1997 to July 2001. From 1993 to 1997, Mr. McMillan served as Chief Operating Officer and Chief Financial Officer of Renaissance Solutions, an IT and management consulting firm.

   The Board of Directors recommends a vote FOR the election of the above-named nominees as directors of NaviSite.

Board and Committee Meetings

   The Board of Directors held twenty-two (22) meetings during the fiscal year ended July 31, 2001. Each director attended at least 75% of the aggregate of the number of Board of Directors meetings and the number of meetings held by all committees on which he served, with the exception of Andrew J. Hajducky, who resigned from the Board of Directors effective in July 2001, and Mr. Wetherell.

   The Board of Directors has designated two principal standing committees, an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee").

   The Audit Committee currently consists of three non-employee directors, Messrs. Craig D. Goldman, George A. McMillan and Stephen D.R. Moore. The Audit Committee oversees NaviSite's accounting policies and practices and financial reporting and internal control structures, recommends to the Board of Directors the appointment of independent auditors to audit NaviSite's financial statements each year and confers with the auditors and oversees NaviSite's officers for purposes of reviewing NaviSite's system of internal accounting and financial controls. During the last fiscal year, the Audit Committee consisted of Messrs. Goldman, Hajducky, James F. Moore and S. Moore and held three meetings.

   The Compensation Committee currently consists of three non-employee directors, Messrs. Goldman, S. Moore and Wetherell. The Compensation Committee of the Board of Directors determines salaries, incentives and other forms of compensation for officers and other key employees of NaviSite and administers NaviSite's incentive compensation and benefit plans. During the last fiscal year, the Compensation Committee consisted of Messrs. Goldman, S. Moore, J. Moore and Wetherell and held three meetings.

   The Board of Directors appointed a Special Committee in September 2000, consisting of Messrs. James F. Moore and Stephen D.R. Moore, both independent directors, to consider and act on matters related to potential strategic transactions and to assist in the independent negotiation and valuation of any proposed investment by CMGI in NaviSite. Members of the Special Committee each received option grants of 7,500 shares of NaviSite Common Stock, fully vested with an exercise price of $3.5625 per share, on November 28, 2000 and option grants of 10,000 shares of NaviSite Common Stock, fully vested with an exercise price of $1.875 per share, on February 23, 2001, respectively. Mr. James F. Moore resigned as a director of NaviSite effective August 20, 2001, and Mr. Stephen D.R. Moore has served as the sole member of the Special Committee since that date.

Compensation of Directors

   NaviSite does not currently pay any cash compensation to members of its Board of Directors for their services as members of the Board of Directors, although directors are reimbursed for their reasonable travel expenses incurred in connection with attending Board of Directors and committee meetings. Directors who are also NaviSite officers or employees are eligible to participate in NaviSite's Amended and Restated 1998 Equity Incentive Plan. Any director who is not also an officer or employee of NaviSite, any subsidiary of NaviSite or CMGI, is entitled to non-statutory option grants under NaviSite's Amended and Restated 1998 Director Stock Option Plan and 1999 Stock Option Plan for Non-Employee Directors.

Security Ownership of Certain Beneficial Owners and Management

   The following tables set forth certain information as of September 30, 2001, with respect to the beneficial ownership of NaviSite Common Stock and the Common Stock, par value $.01 per share, of CMGI (the "CMGI Common Stock") by the following:

  . each person known by NaviSite to beneficially own more than 5% of the outstanding shares of NaviSite Common Stock;

  .  each of NaviSite's directors;

  . each of the Named Executive Officers (as defined below under the heading "Executive Compensation and Other Information"); and

  .  all of the named executive officers and directors as a group.

   For purposes of the following tables, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"). Except as otherwise noted in the footnotes to the respective tables, NaviSite believes that each person or entity named in the tables has sole voting and investment power with respect to all shares of NaviSite Common Stock or CMGI Common Stock, as the case may be, shown as beneficially owned by them, subject to applicable community property laws.

 NaviSite Common Stock

   The percentage ownership of NaviSite Common Stock of each person or entity named in the following table is based on 62,059,063 shares of NaviSite Common Stock outstanding as of September 30, 2001. Shares of NaviSite Common Stock issuable under options that are currently exercisable or exercisable within 60 days after September 30, 2001 ("Presently Exercisable Options") are deemed outstanding and are included in the number of shares beneficially owned by a person named in the table and are used to compute the percentage ownership of that person. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each person listed in the table is c/o NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810.

                                                    NaviSite Common Stock(1)
                                                 ------------------------------
                                                 Number of Shares Percentage of
                                                   Beneficially   Common Stock
Name and Address of Beneficial Owner                  Owned        Outstanding
------------------------------------             ---------------- -------------
CMGI, Inc.(2). ................................     57,359,163        74.7%
 100 Brickstone Square
 Andover, Massachusetts 01810
Patricia Gilligan(3)...........................        128,332          *
Joel B. Rosen(4)...............................          7,964          *
Kenneth W. Hale(5).............................        167,642          *
John Muleta(6).................................         12,500          *
J. Andrew Sherman(7)...........................         64,453          *
Peter C. Kirwan, Jr.(8)........................         66,896          *
Jay S. Seaton(9)...............................        175,008          *
Kevin Lo(10)...................................         37,187          *
David S. Wetherell(11).........................            --          --
Craig D. Goldman(12)...........................         84,062          *
Stephen D.R. Moore (13)........................         59,375          *
George A. McMillan.............................            --          --
All executive officers and directors as a group
 (12 persons)..................................        803,419        1.29%

--------
  *Percentage is less than 1% of the total number of outstanding shares of
   NaviSite Common Stock.
 (1) On November 8, 2001, NaviSite issued convertible notes to Compaq Financial Services Corporation ("CFS") and CMGI in the principal amount of approximately $55 million and $10 million, respectively. See
     "Proposal 2" for a more detailed description of these transactions. These ownership interests are not reflected in the above table.
 (2) Includes 14,724,481 shares of NaviSite Common Stock that were issuable upon conversion of $80 million of convertible subordinated notes, plus accrued interest, as of September 30, 2001. These notes were converted into NaviSite Common Stock on November 8, 2001.
 (3) Includes 128,332 shares issuable upon the exercise of Presently Exercisable Options.
 (4) Mr. Rosen resigned as NaviSite's Chief Executive Officer and President effective July 31, 2001.
 (5) Includes 165,833 shares issuable upon the exercise of Presently Exercisable Options and 1,200 shares owned by Mr. Hale's wife. Mr. Hale left the employ of NaviSite on September 30, 2001.
 (6) Includes 12,500 shares issuable upon the exercise of Presently Exercisable Options. Mr. Muleta left the employ of NaviSite on July 31, 2001.
 (7) Mr. Sherman left the employ of NaviSite on July 31, 2001.
 (8) Mr. Kirwan left the employ of NaviSite on July 31, 2001.

 (9) Includes 173,125 shares issuable upon the exercise of Presently Exercisable Options. Mr. Seaton left the employ of NaviSite on September 25, 2001.
(10) Includes 37,187 shares issuable upon the exercise of Presently Exercisable Options.
(11) Excludes 57,359,163 shares owned by CMGI, with respect to which Mr. Wetherell disclaims beneficial ownership.
(12) Includes 84,062 shares issuable upon the exercise of Presently Exercisable Options.
(13) Includes 59,375 shares issuable upon the exercise of Presently Exercisable Options.

 CMGI's Common Stock

   The percentage ownership of CMGI's Common Stock of each person or entity named in the following table is based on 352,467,538 shares of CMGI Common Stock outstanding as of September 30, 2001. Shares of CMGI Common Stock issuable under options that are Presently Exercisable Options are deemed outstanding and are included in the number of shares beneficially owned by a person named in the table and are used to compute the percentage ownership of that person. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each person named in the table is c/o NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810.

                                                       CMGI Common Stock
                                                 ------------------------------
                                                 Number of Shares Percentage of
                                                   Beneficially   Common Stock
Name and Address of Beneficial Owner                  Owned        Outstanding
------------------------------------             ---------------- -------------
Compaq Computer Corporation....................     47,108,731        13.4%
 20555 State Highway 249
 Houston, TX 77070
Patricia Gilligan..............................            --          --
Joel B. Rosen..................................            --          --
Kenneth W. Hale(1).............................         17,000          *
John Muleta....................................            --          --
J. Andrew Sherman..............................            921          *
Peter C. Kirwin, Jr............................            --          --
Kevin Lo.......................................            --          --
Jay S. Seaton(2)...............................          7,500          *
David S. Wetherell(3)..........................     38,126,154        10.7
Craig D. Goldman...............................            --          --
Stephen D.R. Moore.............................            --          --
George A. McMillan(4)..........................        125,200          *
All executive officers and directors as a group
 (12 persons)..................................     38,276,775        10.9

--------
 * Percentage is less than 1% of the total number of outstanding shares of Common Stock of CMGI.
(1) Consists of 17,000 shares issuable upon the exercise of Presently Exercisable Options.
(2) Consists of 7,500 shares issuable upon the exercise of Presently Exercisable Options.
(3) Includes 5,014,274 shares which may be acquired by Mr. Wetherell pursuant to Presently Exercisable Options. Also includes (i) 16,932,672 shares held by a limited liability company of which Mr. Wetherell owns a membership interest and which is managed by a limited liability company of which Mr. Wetherell is a manager and (ii) 388,244 shares held by Mr. Wetherell and his wife as trustees for the David S. Wetherell Charitable Trust, for a total of 17,320,916 shares with respect to which Mr. Wetherell disclaims beneficial ownership. Mr. Wetherell's address is c/o CMGI, Inc., 100 Brickstone Square, Andover, MA 01810. Mr. Wetherell also owns 46,000 shares of common stock of Engage, Inc. ("Engage"), a subsidiary of the Company, which shares represent less than 1% of the voting power of the outstanding capital stock of Engage.
(4) Includes 125,000 shares issuable upon the exercise of Presently Exercisable Options.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires NaviSite's directors, officers and persons who own more than 10% of a registered class of NaviSite's equity securities (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC. Based solely upon review of copies of such reports, or other written representations from Reporting Persons, NaviSite believes that, during the fiscal year ended July 31, 2001, all Reporting Persons complied with all applicable requirements of Section 16(a) of the Exchange Act.

Executive Compensation and Other Information

 Summary Compensation Table

   The following table sets forth certain summary information with respect to the compensation paid during the fiscal year ended July 31, 2001 and the fiscal years ended July 31, 2000 and July 31, 1999 to (i) NaviSite's chief executive officer and former chief executive officer, (ii) each of the other four most highly compensated executive officers whose total annual salary and bonuses for fiscal year 2001 exceeded $100,000 and (iii) two former executive officers of NaviSite who would have otherwise qualified as one of the four most highly compensated officers under (ii) if such officers had continued to be NaviSite executive officers as of July 31, 2001 (collectively, the "Named Executive Officers"). The 1999 grants of options to purchase NaviPath, Inc. ("NaviPath") common stock referenced in the footnotes to the table resulted from the adjustment of awards made prior to the reorganization of our predecessor into two companies, NaviSite and NaviNet, Inc., now known as NaviPath. In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

                                        Annual           Long-Term
                                     Compensation       Compensation
                                   -----------------    ------------
                                                         Securities
Name and Principal                                       Underlying      All Other
Position                  July 31,  Salary   Bonus        Options       Compensation
------------------        -------- -------- --------    ------------    ------------
Patricia Gilligan(1)....    2001   $215,909 $180,713(2)    297,500(3)     $ 3,501(4)
Chief Executive Officer
 and President              2000     17,898      --        155,000            --

Joel B. Rosen(5)........    2001    284,254   65,152       700,000(6)         --
Former Chief Executive
 Officer                    2000    200,000   75,000           --             --
and President               1999     56,061   25,000     1,268,332(7)         --

Kenneth W. Hale.........    2001    150,000   20,982       125,000(3)       2,993(4)
Chief Financial Officer
 and Treasurer              2000    138,040   15,000        50,000          2,734(4)
                            1999    118,976    8,500       225,749(8)       2,550(4)

John Muleta.............    2001    133,534   19,791       275,000(3)     126,459(9)
Executive Vice President

J. Andrew Sherman.......    2001    147,231      --        135,000(3)     152,491(10)
Vice President, Sales       2000    143,750      --         70,000        208,990(11)
                            1999    137,500      --        263,249(12)    140,520(13)

Peter C. Kirwan, Jr.....    2001    134,455   23,951        53,000          1,839(4)
Vice President, Strategy
 (formerly                  2000    113,542  175,804        56,000          1,791(4)
Chief Technology
 Officer)                   1999    104,095      --        124,000(14)      1,500(4)

Jay S. Seaton...........    2001    139,100   10,252        40,000          1,429(4)
Vice President,
 Marketing                  2000    137,215   12,500        30,000          1,432(4)
                            1999    130,668   10,000       216,000(15)      1,754(4)

Kevin Lo................    2001    100,660    8,274       185,000(3)         --
Vice President, Business
Development, Marketing
 and Services

--------
(1) Ms. Gilligan was appointed NaviSite's Chief Executive Officer in July 2001. Prior to this appointment, Ms. Gilligan served as Chief Operating Officer of NaviSite since June 2000.

 (2) Includes $125,000 retention bonus paid July 31, 2001.
 (3) Includes 100,000 options granted as part of retention package with accelerated vesting over a two-year period on a quarterly basis.
 (4) Represents the amount of matching contributions made by NaviSite under CMGI's 401(k) plan.
 (5) Mr. Rosen resigned as President and Chief Executive Officer effective July 31, 2001. He was appointed NaviSite's Chief Executive Officer in April 1999 and President in May 2000.
 (6) Includes 200,000 options granted as part of retention package, with accelerated vesting over a two-year period on a quarterly basis.
 (7) Includes 1,068,332 shares of NaviSite Common Stock and 200,000 shares of CMGI Common Stock.
 (8) Includes 150,000 shares of NaviSite Common Stock and 32,000 shares of CMGI Common Stock and 43,749 shares of NaviPath.
 (9) Includes $125,000 as severance paid July 31, 20001 and $1,459 of matching contributions made by NaviSite under CMGI's 401(k) plan.
(10) Consists of $149,710 in commission payments and $2,781 of matching contributions made by NaviSite under CMGI's 401(k) plan.
(11) Consists of $205,121 in commission payments and $3,869 of matching contributions made by NaviSite under CMGI's 401(k) plan.
(12) Includes 200,000 shares of NaviSite Common Stock and 32,000 shares of CMGI Common Stock and 31,429 shares of NaviPath.
(13) Consists of $137,186 in commission payments and $3,334 of matching contributions made by NaviSite under CMGI's 401(k) plan.
(14) Consists of 100,000 shares of NaviSite Common Stock and 24,000 shares of CMGI Common Stock.
(15) Consists of 200,000 shares of NaviSite Common Stock and 16,000 shares of CMGI Common Stock.

 Option Grants During the Fiscal Year Ended July 31, 2001

   The following table sets forth information regarding options to purchase NaviSite Common Stock granted to the Named Executive Officers during the fiscal year ended July 31, 2001. The exercise price per share of each option is equal to the fair market value of NaviSite Common Stock on the date of grant, as determined pursuant to NaviSite's Amended and Restated 1998 Equity Incentive Plan. Potential realizable values set forth in the table are net of the exercise price, but before taxes associated with the exercise, and are based on the assumption that NaviSite Common Stock appreciates at the annual rate shown from the date of the grant until the expiration of the five-year option term. These numbers are calculated based on rules of the SEC and do not represent NaviSite's estimate or projection of future stock prices. The actual amount a Named Executive Officer may realize, if any, will depend upon the future performance of NaviSite Common Stock, overall stock market conditions and the optionholder's continued employment with NaviSite through the vesting period. Accordingly, the potential realizable values reflected in the table may not be achieved. NaviSite has never granted any stock appreciation rights.

           STOCK OPTION GRANTS IN THE FISCAL YEAR ENDED JULY 31, 2001

                                         Individual Grants                    Potential Realizable
                         ----------------------------------------------------   Value At Assumed
                         Number Of     Percent Of                             Annual Rates Of Stock
                         Securities   Total Options                            Price Appreciation
                         Underlying    Granted To                                For Option Term
                          Options     Employees In  Exercise Price Expiration ---------------------
      Name                Granted      Fiscal Year   (Per Share)      Date        5%        10%
      ----               ----------   ------------- -------------- ---------- ---------- ----------
Patricia Gilligan.......   38,750(1)       .54%        $8.5625       11/9/05  $   91,613 $  202,426
                           38,750(2)       .54          8.5625       11/9/05      91,613    202,426
                          120,000(1)      1.66           2.625        1/4/06      19,979    107,649
                          100,000(3)      1.39            1.70       4/12/06      46,939    103,715
Joel B. Rosen...........  500,000(1)      6.93           9.125      10/30/05   1,937,690  3,638,893
                          200,000(3)      2.77            1.70       4/12/06      93,878     207430
Kenneth W. Hale.........   12,500(1)       .17          8.5625       11/9/05      29,553     65,299
                           12,500(2)       .17          8.5625       11/9/05      29,553     65,299
                          100,000(3)      1.39            1.70       4/12/06      46,939    103,715
John Muleta.............  175,000(1)      2.43          4.0625       1/18/06     196,298    433,736
                          100,000(3)      1.39            1.70       4/12/06      46,939    103,715
J. Andrew Sherman.......   17,500(1)       .24          8.5625       11/9/05      41,374     91,418
                           17,500(2)       .24          8.5625       11/9/05      41,374     91,418
                          100,000(3)      1.39            1.70       4/12/06      46,939    103,715
Peter C. Kirwan, Jr.....   14,000(1)       .19          8.5625      11/09/05      33,099     73,134
                           14,000(2)       .19          8.5625      11/09/05      33,099     73,134
                           25,000(3)       .35            1.70       4/12/06      11,735     25,929
Jay S. Seaton...........    7,500(1)       .10          8.5625      11/09/05      17,732     39,179
                            7,500(2)       .10          8.5625      11/09/05      17,732     39,179
                           25,000(3)       .35            1.70       4/12/06      11,735     25,929
Kevin Lo................   45,000(1)       .62            8.75      10/22/05     135,649    274,189
                           40,000(2)       .55          8.1625       3/11/06      11,567     31,605
                          100,000(3)      1.39            1.70       4/12/06      46,939    103,715

--------
(1) The term of each option is five years from the date of grant. With respect to each option grant, 25% of the option vests and becomes exercisable after the first year and the remaining 75% of the option vests and becomes exercisable in equal monthly installments over the 36 months thereafter.
(2) The term of each option is five years from the date of grant. With respect to each option grant, 100% of the option vests and becomes exercisable after the first year or in the event of a change in control.
(3) The term of each option is five years from the date of grant. With respect to each option grant, 12.5% of the option vests and becomes exercisable in equal quarterly installments over a 24-month period.

 Options Exercised During Fiscal Year Ended July 31, 2001

   The following table sets forth information concerning options to purchase NaviSite Common Stock and CMGI Common Stock exercised by the Named Executive Officers during the fiscal year ended July 31, 2001, and the number and value of unexercised options to purchase NaviSite Common Stock or CMGI Common Stock held by the Named Executive Officers as of July 31, 2001.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                          Number Of Securities    Value Of Unexercised In-
                                                         Underlying Unexercised     The-Money Options At
                                     Shares             Options At July 31, 2001      July 31, 2001(1)
                                  Acquired On   Value   ------------------------- -------------------------
          Name           Company  Exercise (#) Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- ------------ -------- ----------- ------------- ----------- -------------
Patricia Gilligan....... NaviSite       --         --      54,479      398,021          --           --


Joel B. Rosen........... NaviSite       --         --     595,936          --           --           --


Kenneth W. Hale......... NaviSite       --         --     151,250      143,750     $ 88,800          --
                         CMGI           --         --      15,666        9,334          --           --

J. Andrew Sherman....... NaviSite       --         --     198,750          --       118,400          --
                         CMGI           --         --       9,666          --           --           --

John Muleta............. NaviSite       --         --      12,500          --           --           --


Peter C. Kirwan, Jr..... NaviSite    17,085    $82,093     40,792          --         7,167          --
                         CMGI           750     15,047      5,750          --           --           --

Jay S. Seaton........... NaviSite       --         --     163,541       76,459       99,195      $13,854
                         CMGI           --         --       6,833        4,667          --

Kevin Lo................ NaviSite       --         --      12,500      172,500          --           --

--------
(1) The value of the unexercised in-the-money NaviSite options is calculated by multiplying the number of shares of NaviSite Common Stock underlying the options by the difference between $.75, which was the closing price per share of NaviSite Common Stock on the Nasdaq National Market on July 31, 2001 and the applicable per share exercise price of the option. The value of the unexercised in-the-money CMGI options is calculated by multiplying the number of shares of CMGI Common Stock underlying the options by the difference between $2.02, which was the closing price per share of CMGI Common Stock on the Nasdaq National Market on July 31, 2001 and the applicable per share exercise price of the option.

Compensation Committee Interlocks and Insider Participation

   During the fiscal year ended July 31, 2001, the members of the Compensation Committee were Messrs. Goldman, S. Moore, J. Moore and Wetherell. Mr. Wetherell is the Chief Executive Officer of CMGI, with whom NaviSite has a significant relationship. That relationship and certain transactions between NaviSite and CMGI and its affiliates are more fully discussed below in the section of this Proxy Statement entitled "Certain Relationships and Related Party Transactions." No member of the Compensation Committee is currently nor has been at any time an officer or employee of NaviSite or any subsidiary of NaviSite.

Report of the Audit Committee

   The Audit Committee currently consists of Messrs. Goldman, S. Moore and Mr. McMillan. Messrs. Goldman and Moore are independent, as defined by the applicable listing standards of the MarketPlace Rules of The Nasdaq Stock Market. Although Mr. McMillan is not independent, the Board of Directors determined, after having reviewed his educational and employment background, that it was in the best interests of NaviSite and its stockholders to allow Mr. McMillan to serve on the Audit Committee. The Audit Committee reviews the professional services provided by NaviSite's independent accountants, the independence of such accountants from NaviSite's management, NaviSite's annual and quarterly financial statements and NaviSite's system of internal accounting controls. The Audit Committee also reviews other matters with respect to its accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board of Directors first adopted and approved a written charter for the Audit Committee in June 2000.

   In connection with the preparation and filing of NaviSite's Annual Report on Form 10-K for the year ended July 31, 2001, the Audit Committee (i) reviewed and discussed the audited financial statements with NaviSite's management, (ii) discussed with KPMG LLP, NaviSite's independent auditors, the matters required to be discussed by Statement of Auditing Standards 61 (as modified or supplemented) and (iii) discussed the independence of KPMG LLP with KPMG LLP. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in NaviSite's Annual Report on Form 10-K for the year ended July 31, 2001. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented).

                                          AUDIT COMMITTEE
                                          Stephen D.R. Moore, Chairman
                                          Craig D. Goldman
                                          George A. McMillan

Independent Auditors Fees and Other Matters

   Audit Fees. KPMG LLP billed the Company an aggregate of $268,170 in fees for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the fiscal year ended July 31, 2001. These fees include $61,205 in accounting consultation and advice.

   Financial Information Systems Design and Implementation Fees. KPMG LLP did not bill the Company for any professional services rendered to the Company and its affiliates for the fiscal year ended July 31, 2001 in connection with financial information systems design or implementation, the operation of the Company's information system or the management of its local area network.

   All Other Fees. KPMG LLP billed the Company an aggregate of $41,305 in fees for other services, primarily related to registration statements and other services, rendered to the Company and its affiliates for the fiscal year ended July 31, 2001.

Report of the Compensation Committee

   This report discusses the Compensation Committee's compensation objectives and policies with respect to NaviSite's executive officers. The report reviews the compensation of senior executive officers as a group for fiscal year 2001 and, specifically, the compensation of Patricia Gilligan, NaviSite's Chief Executive Officer and President and Joel Rosen, NaviSite's former Chief Executive Officer and President.

   Compensation Philosophy. NaviSite's executive compensation program has three objectives: (i) to align the interests of its executive officers with the interests of NaviSite's stockholders by basing a significant portion of an executive's compensation on NaviSite's performance, (ii) to attract and retain highly talented and productive executives, and (iii) to provide incentives for superior performance by NaviSite's executives. To achieve these objectives, the Compensation Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a bonus, and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of NaviSite's employees.

   The Compensation Committee reviews NaviSite's executive compensation program annually. In its review, the Compensation Committee assesses the competitiveness of NaviSite's executive compensation program and reviews NaviSite's performance for the previous fiscal year. In future years, the Compensation Committee will gauge the success of the compensation program in achieving its objectives in the previous year and will consider NaviSite's overall performance objectives. Each element of NaviSite's executive compensation program is discussed below.

   Benefits. The Compensation Committee believes that NaviSite must offer a competitive benefits program to attract and retain key executives. NaviSite provides the same medical and other benefits to its executive officers that are generally available to its other employees. Senior executives, along with all eligible employees of NaviSite, may also choose to participate in NaviSite's 401(k) plan.

   Long-Term Incentive Compensation. NaviSite's long-term incentive compensation plan for its executive officers is based upon NaviSite's Amended and Restated 1998 Equity Incentive Plan. The Compensation Committee believes that placing a portion of an executive's total compensation in the form of stock options achieves three objectives. It aligns the interest of NaviSite's executives directly with those of NaviSite's stockholders, gives executives a significant long-term interest in NaviSite's success and helps NaviSite retain key executives. In determining the number and terms of options to grant an executive, the Compensation Committee will primarily consider subjectively the executive's past performance and the degree to which an incentive for long-term performance would benefit NaviSite.

   Compensation of the Chief Executive Officer. The Compensation Committee believes that the compensation of the Chief Executive Officer is consistent with NaviSite's general policies concerning executive compensation and is appropriate in light of NaviSite's financial objectives and performance. Awards of intermediate and long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other intermediate and long-term incentive awards.

   Mr. Rosen joined NaviSite as its Chief Executive Officer in April 1999. Mr. Rosen's base salary for fiscal 2001 was $275,000. Mr. Rosen also received an option to acquire 500,000 shares of NaviSite Common Stock at an exercise price of $9.125 per share. In fiscal 2001, Mr. Rosen received an incentive bonus of $150,000 payable quarterly, based upon performance objectives determined by the Board of Directors. Mr. Rosen resigned as Chief Executive Officer and President of NaviSite effective July 31, 2001.

   Ms. Gilligan joined NaviSite as its Chief Operating Officer in July 2000 and has served as its Chief Executive Officer and President since July 2001. Ms. Gilligan's base salary for fiscal 2001 was $250,000. Ms. Gilligan also received an option to acquire 120,000 shares of NaviSite Common Stock at an exercise price of $2.625 per share. In fiscal 2001, Ms. Gilligan received an annual incentive bonus of $75,000 payable quarterly based upon her achievement of performance objectives determined by the Board of Directors and a retention payment of $125,000 upon her election to the position of Chief Executive Officer in July 2001. Ms. Gilligan's compensation was designed to align her interests with those of NaviSite's stockholders by tying the value of the stock option award and her eligibility for periodic cash bonuses to the success of her efforts toward building NaviSite's management, business and infrastructure and promoting the operating and financial performance of NaviSite. The Compensation Committee believes that Ms. Gilligan's compensation has been consistent with the Compensation Committee's compensation philosophy.

   During fiscal year 2001, under the leadership of Mr. Rosen as the Chief Executive Officer, NaviSite doubled its annual revenues from $49.8 million in fiscal 2000 to $102.7 million in fiscal 2001. In that time period, the Company also increased its service offerings, dramatically improved its operating efficiencies and increased its profile within the Internet infrastructure space. In addition, Mr. Rosen was instrumental in implementing cost-reduction measures, which have placed the Company on a path to profitability. Moreover, he continued his emphasis on managing NaviSite's expense structure while delivering high quality service offerings and industry-leading performance metrics. Through Mr. Rosen's automation and process improvement initiatives, NaviSite was able to lower the labor costs required to provide managed services by more than 84 percent in fiscal 2001. Ms. Gilligan has continued these cost reduction measures and initiatives during her term as Chief Executive Officer.

   Since February 2001, NaviSite has pursued various programs to reduce operating costs. The Compensation Committee has reviewed policies and practices to support NaviSite with its program to reduce costs. On July 31, 2001, NaviSite initiated a reduction in force and eliminated 126 full and part-time employees, representing approximately 25 percent of NaviSite's total staff. NaviSite also announced the departure of 7 of 13 vice presidents in the areas of sales, human resources, international, strategic planning, managed services, marketing and technology planning.

   Policy on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a federal income tax deduction to public companies for certain compensation over $1,000,000 paid to a company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee intends to review the potential effects of Section 162(m) periodically and intends to structure NaviSite's stock option grants and certain other equity-based awards in a manner that is intended to avoid disallowances under Section 162(m) of the Code unless the Compensation Committee believes that such compliance would not be in the best interest of NaviSite or its stockholders.

                                          COMPENSATION COMMITTEE
                                          Craig D. Goldman, Chairman
                                          David S. Wetherell
                                          Stephen D.R. Moore

Certain Relationships and Related Party Transactions

 Relationships and Transactions between NaviSite and CMGI

   NaviSite's predecessor was incorporated in February 1997 as a wholly-owned subsidiary of CMGI and was merged with and into CMGI in October 1999. As of July 31, 2001, CMGI owned approximately 42,905,685 shares of NaviSite Common Stock.

   CMGI has the power to elect NaviSite's entire Board of Directors and to approve or disapprove any corporate transactions or other matters submitted to NaviSite's stockholders for approval, including the approval of mergers or other significant corporate transactions. CMGI may exercise its voting power by written consent, without convening a meeting of the stockholders, meaning that CMGI will be able to effect a sale or merger of NaviSite without prior notice to, or the consent of, NaviSite's other stockholders. CMGI also holds a majority equity ownership position in several of NaviSite's customers.

   Mr. McMillan serves as Chief Financial Officer and Treasurer of CMGI. Mr. Wetherell serves as Chairman of the Board, Chief Executive Officer and Secretary of CMGI.

   NaviSite and CMGI have entered into the arrangements and transactions described below. These agreements were negotiated between CMGI, as a corporate parent, and NaviSite, its subsidiary, and therefore are not the result of negotiations between independent parties. NaviSite and CMGI or CMGI's affiliates may enter into additional or modified arrangements and transactions in the future. Because of the complex nature of the various relationships among NaviSite, CMGI and various CMGI affiliates, NaviSite cannot assure you that each of the agreements described below or the transactions provided for in these agreements, or any future agreements or transactions, were or will be effected on terms at least as favorable to NaviSite as it could have obtained from unaffiliated third parties.

   The following is a summary of the material arrangements and transactions between NaviSite and CMGI or CMGI's affiliates.

 Leases, Construction Contracts and CMGI Guarantees

   In connection with NaviSite's execution of four of its real property leases, CMGI provided NaviSite's landlords with guarantees of all of NaviSite's obligations under the leases. In connection with the execution of the leases for NaviSite's Scotts Valley, California and Federal Street, Andover, Massachusetts facilities, CMGI guaranteed the full performance of all of NaviSite's obligations through the expiration of the lease term.

   Certain of the equipment that NaviSite uses or provides to its customers for their use in connection with NaviSite's services is provided under leases executed or guaranteed by CMGI. Since NaviSite's initial public offering in October 1999, CMGI has ceased to guarantee new leases, and accordingly, NaviSite or NaviSite's customers must obtain this equipment from third parties without a CMGI guarantee.

 Debt Conversion and Capital Commitments

   Prior to the completion of NaviSite's initial public offering in October 1999, CMGI funded NaviSite's operations as needed, increasing NaviSite's obligations to CMGI and allowing NaviSite to maintain a zero-balance cash account. Customer and other receipts were remitted to CMGI and applied to reduce NaviSite's obligations to CMGI. NaviSite issued a secured convertible demand note to CMGI to evidence NaviSite's obligations to CMGI. From inception through NaviSite's initial public offering, the aggregate amount of the note issued to CMGI, including both principal and accrued interest, was $42.7 million. Upon the initial public offering, this note and an additional 3,819,172 shares of NaviSite's Series B Preferred Stock owned by CMGI were converted into an aggregate of 39,067,200 shares of NaviSite Common Stock.

   See "Compaq Financial Services Corporation" below for discussion of the debt obligations of the Company to Compaq Financial Services Corporation and CMGI.

 Recent Sale of Unregistered Securities

   On June 11, 2001, we issued 158,956 shares of our Common Stock to CMGI for payment of interest in an amount of $586,155 related to the $80 million convertible notes payable to CMGI. These shares were issued on June 11, 2001, representing the number of shares of NaviSite Common Stock equal to $586,155 divided by the average closing prices per share of NaviSite Common Stock as reported on the Nasdaq National Market on January 24, 25, 26, 29 and 30, 2001, rounded to the nearest whole share. On June 11, 2001, we issued 801,675 shares of our Common Stock to CMGI for payment of interest in an amount of $1,518,375 related to the notes. These shares were issued on June 11, 2001, representing the number of shares of NaviSite Common Stock equal to $1,518,375 divided by the average of the closing prices per share of NaviSite Common Stock as reported on the Nasdaq National Market on April 23, 24, 25, 26 and 27, 2001, rounded up to the nearest whole share. On July 31, 2001, we issued 1,829,075 shares of NaviSite Common Stock to CMGI for payment of interest in an amount of $1,503,500 related to the notes. These shares were issued on July 31, 2001, representing the number of shares of NaviSite Common Stock equal to $1,503,500 divided by the average of the closing prices per share of NaviSite Common Stock as reported on the Nasdaq National market on July 24, 25, 26, 27 and 30, 2001, rounded up to the nearest whole share. The NaviSite Common Stock was issued in reliance upon the exemptions from registration under Section 4 (2) of the Securities Act and Regulation D promulgated thereunder, relative to sales by an issuer not involving a public offering. No underwriters were involved in the sale of these securities.

 Facilities and Administrative Support Agreement

   Upon completion of NaviSite's initial public offering, NaviSite entered into a facilities and administrative support agreement with CMGI under which CMGI provides various services to NaviSite, including employee benefit administration, health and dental insurance, Internet marketing and business development.

   The initial term of this agreement was one year from the date of NaviSite's initial public offering, with automatic renewals at the end of the initial term and each renewal term for successive one-year periods. Either party is permitted to terminate the facilities and administrative support agreement upon prior written notice. The facilities and administrative support agreement automatically terminates upon the date CMGI owns less than 50% of the outstanding shares of NaviSite Common Stock.

   The fees payable by NaviSite for the availability of services are typically determined through an allocation of CMGI's costs based upon the proportion of NaviSite's employee headcount to the total headcount of CMGI and other CMGI affiliates using the same services. Under the facilities and administrative support agreement, NaviSite will pay CMGI a monthly fee reflecting the cost of the services provided by CMGI based on the total number of NaviSite's employees and consultants on the last day of that month.

   In fiscal 1999, fiscal 2000 and fiscal 2001, NaviSite incurred expenses to CMGI of $1,346,000, $2,655,000 and $5,098,000, respectively, for services provided under the facilities and administrative support agreement.

 Tax Allocation Agreement

   Upon completion of NaviSite's initial public offering, NaviSite entered into a tax allocation agreement with CMGI to allocate responsibilities, liabilities and benefits relating to taxes. NaviSite is required to pay its share of income taxes shown as due on any consolidated, combined or unitary tax returns filed by CMGI for tax periods ending on or before or including the date as of which NaviSite will no longer be a member of CMGI's group for federal, state or local tax purposes, as the case may be. CMGI indemnifies NaviSite against liability for all taxes in respect of consolidated, combined or unitary tax returns for periods as to which CMGI is filing group returns which include NaviSite. Accordingly, any redetermined tax liabilities for those periods will be the responsibility of CMGI, and any refunds or credits of taxes attributable to NaviSite or NaviSite's subsidiaries in respect of consolidated, combined or unitary tax returns for those periods will be for the account of CMGI. NaviSite is responsible for filing any separate tax returns for any taxable period and is responsible for any tax liabilities, and entitled to any refunds or credits of taxes, with respect to separately filed tax returns. NaviSite is required to indemnify CMGI against any tax liability with respect to separately filed tax returns.

   Neither CMGI nor NaviSite has any obligation to make any payment to the other party for the use of the other party's tax attributes, such as net operating losses. However, if one party realizes a windfall tax benefit because of an adjustment to items on the other party's tax return, the party that realizes the windfall tax benefit is required to pay to the other party the actual incremental tax savings it has realized. For example, if an expense deducted by CMGI for a period prior to the closing date were disallowed and required to be capitalized by NaviSite for a period after the closing date, thereby generating future depreciation deductions to NaviSite, NaviSite would be required to pay to CMGI any incremental tax savings as a result of the depreciation deductions when those tax savings are actually realized by NaviSite.

   Each of NaviSite and CMGI has control of any audit, appeal, litigation or settlement of any issue raised with respect to a tax return for which it has filing responsibility. Payments of claims under the agreement must be made within 30 days of the date that a written demand for the claim is delivered. Interest accrues on payments that are not made within 10 days of the final due date at the rate applicable to underpayments of the applicable tax. Any dispute concerning the calculation or basis of determination of any payment provided under the tax allocation agreement will be resolved by a law firm or "big five" accounting firm selected and paid for jointly by the parties.

 Investor Rights Agreement

   Upon completion of NaviSite's initial public offering, NaviSite entered into an investor rights agreement with CMGI under which NaviSite granted CMGI registration rights and rights to purchase shares of NaviSite Common Stock to maintain CMGI's majority ownership. This agreement was amended and restated on November 8, 2001 in connection with the Compaq Financial Services Corporation ("CFS") and CMGI financing. Under the amended and restated agreement, CMGI and CFS have the right to demand that NaviSite register on a Form S-1 or Form S-3 (or any successor forms) the sale under the Securities Act of all or part of their shares of NaviSite Common Stock having an aggregate value of at least $2.5 million. NaviSite is not required to effect more than five registrations initiated by CMGI or more than ten registrations initiated by CFS. CMGI and CFS also are entitled to include shares of NaviSite Common Stock in a registered offering by NaviSite of NaviSite's securities for NaviSite's own account, subject to the underwriters' right to reduce the number of included shares. NaviSite will pay all costs associated with its registration of shares pursuant to this agreement, other than underwriting discounts and commissions and various other expenses. Under the amended and restated agreement, CMGI no longer has rights to purchase shares of NaviSite Common Stock to maintain its majority ownership.

 ClickHear, Inc. Acquisition

   On February 22, 2000, NaviSite acquired ClickHear, Inc. ("ClickHear") for consideration valued at approximately $4,693,000, including approximately $50,000 of direct costs of the acquisition. The consideration for the acquisition consisted of 41,968 shares of CMGI Common Stock valued at the closing price of CMGI Common Stock on February 22, 2000, resulting in consideration value of approximately $4,643,000. On February 22, 2000, CMGI contributed their ClickHear Common Stock to NaviSite in exchange for 67,906 shares of NaviSite Common Stock. The shares of CMGI Common Stock issued are subject to forfeiture by the ClickHear stockholders based on employment criteria as well as performance goals. As CMGI and NaviSite are entities under common control, upon settlement of the employment and performance contingencies, NaviSite will record the difference in fair market value between the value of NaviSite Common Stock issued to CMGI and the value of the CMGI Common Stock issued to the ClickHear shareholders as an equity transaction.

 Compaq Financial Services Corporation

   NaviSite has entered into a Master Lease and Financing Agreement with CFS, pursuant to which CFS may lease equipment and computer software programs to NaviSite and provide financing for license fees related to computer software programs and other services. As of October 31, 2001, NaviSite's outstanding balance under the agreement was approximately $27 million. On November 8, 2001, NaviSite purchased certain equipment previously leased from CFS, by issuing a note payable in the face amount of approximately $35 million. CFS and CMGI also loaned NaviSite $20 million and $10 million, respectively, in cash. In exchange for the cash infusion, NaviSite issued notes payable in the face amounts of $20 million and $10 million to CFS and CMGI, respectively, making the total notes payable issued by NaviSite to CFS and CMGI, approximately $55 million and $10 million, respectively. The notes require payment of interest only, at 12% per annum, for the first three years from the date of issuance and then repayment of interest and principal, on a straight-line basis, over the next three years until maturity on the sixth anniversary of the date of issuance. At NaviSite's option, it may make interest payments
(i) 100% in shares of NaviSite Common Stock, in the case of amounts owed to CMGI through December 2007 and (ii) approximately 16.67% in shares of NaviSite Common Stock through December 2003, in the case of amounts owed to CFS. Subject to NaviSite stockholder approval, the principal balance will be convertible into NaviSite Common Stock at the option of the holders at any time prior to or at maturity at a rate of $0.26 per share. If this conversion feature is exercised by CFS, CMGI's ownership in NaviSite would drop below 50% and CMGI would no longer consolidate NaviSite's financial results. CMGI also converted its $80 million in aggregate principal amount of notes receivable from NaviSite, plus the accrued interest thereon, into approximately 14.8 million shares of NaviSite Common Stock. CMGI also converted approximately $16.2 million in other amounts receivable from NaviSite into approximately 9.9 million shares of NaviSite Common Stock.

 Other Transactions with CMGI and its Affiliates

   NaviSite has agreements with numerous CMGI affiliates under which NaviSite provides these affiliates with Web site and Internet application hosting services, together with enhanced server management for both Web sites and Internet applications and specialized application management services. NaviSite also rents sophisticated software applications to a number of these affiliates and provides consulting services to each of these affiliates on an as-needed basis.

   NaviSite's existing service agreements with CMGI affiliates are routine commercial transactions entered into in the ordinary course of NaviSite's business. NaviSite anticipates that it will continue to enter into routine commercial transactions with CMGI and its affiliates in the future. Currently, however, NaviSite has no right-of-first-refusal arrangements, business opportunity allocation agreements or other material contractual arrangements or understandings with CMGI or any of its affiliates regarding the continued sale of NaviSite's services to CMGI or its affiliates.

   In general, in pricing the services provided to CMGI and its affiliates, NaviSite has: negotiated the services and levels of service to be provided; calculated the price of the services at those service levels based on NaviSite's then-current, standard prices; and discounted these prices by 10%. This pricing policy is not dictated by or provided for in any contractual arrangement. The discounts NaviSite provides to CMGI and its affiliates, which also are available to industry partners and other parties engaged in co-marketing or referral arrangements with NaviSite, are afforded to CMGI and, at CMGI's direction, its affiliates because of CMGI's customer referral relationship with NaviSite. Although there are no agreements to this effect between NaviSite and CMGI, NaviSite expects both its customer referral relationship with CMGI and the discounted pricing for services provided to CMGI and its affiliates will continue.

   NaviSite derived revenue in excess of $68 million in the last three fiscal years from the subsidiaries and affiliates of CMGI. The total revenue attributable to all CMGI subsidiaries and affiliates for fiscal years 1999, 2000 and 2001, was approximately $7,058,000, $24,893,000 and $36,368,000, respectively.

Comparative Stock Performance

   The following graph compares the cumulative total return to stockholders of NaviSite Common stock for the period from October 22, 1999, the date NaviSite Common Stock was first traded on the Nasdaq National Market, through July 31, 2001, with the cumulative total return over the same period of (i) NaviSite Common Stock, (ii) the Goldman Sachs Internet Index and (iii) the Nasdaq Composite Index. The graph assumes the investment of $100 in NaviSite Common Stock (at the closing price on the date of the initial public offering) and in each of such indices (and the reinvestment of all dividends, if any) on October 22, 1999. The performance shown is not necessarily indicative of future performance.

                             [GRAPH APPEARS HERE]

                                                         Goldman Sachs
   Measurement Period                                      Internet     Nasdaq
   (Fiscal Year Covered)                  NaviSite, Inc.     Index     Composite
   ---------------------                  -------------- ------------- ---------
   10/22/99..............................    $100.00        $100.00     $100.00
   7/31/00...............................    $243.30        $ 88.80     $133.70
   7/31/01...............................    $  4.30        $ 25.40     $ 71.90

   Notwithstanding anything to the contrary set forth in any of NaviSite's filings under the Securities Act or the Exchange Act that might incorporate other filings with the SEC, including this Proxy Statement, in whole or in part, the Report of the Compensation Committee and the Comparative Stock Performance Graph shall not be deemed incorporated by reference into any such filings.

                                PROPOSAL NO. 2

             APPROVAL OF ISSUANCE OF COMMON STOCK UPON CONVERSION
           OF DEBT OBLIGATIONS TO CMGI AND COMPAQ FINANCIAL SERVICES CORPORATION AND RELATED AMENDMENT TO CHARTER TO INCREASE
                  NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Overview

   On October 29, 2001, NaviSite entered into an agreement with CMGI, Compaq Financial Services Corporation ("CFS"), a wholly-owned subsidiary of Compaq Computer Corporation (a shareholder of CMGI), and certain affiliates of CFS pursuant to which NaviSite received a total of approximately $65 million in financing from CFS and CMGI. Under the terms of the agreement and this financing, the parties thereto agreed to the following:

     (A) The Company purchased equipment from CFS leased by the Company under operating lease agreements expiring through 2003 in exchange for a note payable in the amount of approximately $35 million. This note also allows the Company to finance past due lease payments, the sales tax on the equipment purchase and the outright purchase of the equipment.

     (B) The Company received $20 million and $10 million in cash from CFS and CMGI, respectively, in exchange for the Company's 12% convertible senior secured notes due December 31, 2007. The notes bear interest at 12% and require payment of interest only for the first three years from the date of issuance. At NaviSite's option, NaviSite may make interest payments
  (i) 100% in shares of its Common Stock through December 2007, in the case of CMGI and (ii) approximately 16.67% in shares of its Common Stock, through December 2003, in the case of CFS. Principal and interest payments are due on a straight line basis commencing in year four until maturity on December 31, 2007. The convertible notes are secured by substantially all assets of the Company and cannot be prepaid. Subject to stockholder approval, the principal balances may be converted into NaviSite Common Stock at the option of the holders at any time prior to maturity at a conversion rate of $0.26 per share.

     (C) CMGI also agreed to convert its $80 million in aggregate principal amount, plus accrued interest, outstanding under the Company's existing 7.5% convertible subordinated notes due on December 12, 2003 into approximately 14.8 million shares of NaviSite Common Stock. In addition, CMGI agreed to convert approximately $16.2 million in other intercompany indebtedness due by NaviSite to CMGI into approximately 9.9 million shares of NaviSite Common Stock. These notes were converted on November 8, 2001.

   For purposes of this Proxy Statement, the transactions described above in A, B and C shall be defined herein collectively as the "Transactions."

   Holders of the convertible notes are entitled to both demand and "piggyback" registration rights, and to anti-dilution protection under certain circumstances. The agreement with CFS and CMGI also contains certain restrictive covenants, including, but not limited to, limitations on the issuance of additional debt, the sale of equity securities to affiliates and certain acquisitions and dispositions of assets.

   The Special Committee of the Board of Directors, consisting solely of Stephen D.R. Moore, an independent director who is not participating in any way in the Transactions, considered and acted on the proposed financing with CFS and CMGI. The Special Committee engaged Choate, Hall & Stewart as its legal counsel and CIBC World Markets Corp. ("CIBC World Markets") as its financial advisor to assist in evaluating the proposed Transactions. The Special Committee met formally and informally on several occasions with one or both of its advisors to review the proposed terms of the Transactions with CFS and CMGI, and to consider any feasible alternatives available to the Company. On October 28, 2001, the Special Committee met with its legal and financial advisors and reviewed, among other things, the final terms of the Transactions, the business, financial condition and market value of the Company and other companies in the Company's industry and the Company's financial forecasts. At this meeting, CIBC World Markets delivered to the Special Committee its oral opinion as to the fairness, from a financial point of view, to the Company of the aggregate consideration to be received by the Company in the Transactions. See "Opinion of CIBC World Markets" below.

   At the conclusion of the meeting, the Special Committee approved the Transactions and recommended that it be approved by the Board of Directors and the stockholders of the Company.

Opinion of CIBC World Markets

   NaviSite engaged CIBC World Markets to evaluate, for the Special Committee, the fairness, from a financial point of view, to NaviSite of the aggregate consideration to be received by NaviSite in the Transactions. On October 28, 2001, at a meeting of the Special Committee held to evaluate the Transactions, CIBC World Markets rendered an oral opinion, which opinion was confirmed by delivery of a written opinion dated October 29, 2001, the date of the agreements for the Transactions, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the aggregate consideration to be received by NaviSite in the Transactions was fair, from a financial point of view, to NaviSite.

   The full text of the written opinion of CIBC World Markets, dated October 29, 2001, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B and is incorporated herein by reference. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitation on the review undertaken by CIBC World Markets. The opinion of CIBC World Markets is addressed to the Special Committee and relates only to the fairness, from a financial point of view, to NaviSite of the aggregate consideration to be received by NaviSite in the Transactions. The opinion does not address any other aspect of the Transactions and does not constitute a recommendation to any stockholder as to any matters relating to the proposed Transactions or related transactions.

   CIBC World Markets' opinion was only one of many factors considered by the Special Committee in its evaluation of the Transactions and should not be viewed as determinative of the views of the Special Committee, Board of Directors or management of NaviSite with respect to the Transactions or the aggregate consideration provided for in the Transactions.

   The Special Committee selected CIBC World Markets based, in part, on CIBC World Markets' reputation and expertise. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of NaviSite, Compaq Computer Corporation, CMGI and their respective affiliates for CIBC World Markets' and its affiliates' own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

   NaviSite has agreed to pay CIBC World Markets customary fees for its services in connection with its opinion to the Special Committee. In addition, NaviSite has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

Stockholder Approval Requirement

   Under the terms of the agreement with CMGI and CFS, NaviSite must cause a meeting of NaviSite's stockholders to be called and held as soon as reasonably practical and must use its best efforts to cause such stockholder approval to be raised at a meeting to be held no later than December 31, 2001 for the purpose of approving the authorization and issuance of shares of NaviSite Common Stock upon conversion of the convertible notes held by CMGI and CFS. If the convertible notes held by CMGI and CFS were fully converted, NaviSite would issue approximately 250 million shares of Common Stock.

   We are asking our stockholders to approve the issuance of the shares of NaviSite Common Stock upon conversion of the convertible notes in accordance with the MarketPlace Rules of The Nasdaq Stock Market. These rules are applicable to the Company because our Common Stock is listed on The Nasdaq Stock Market, and include the following:

  . Rule 4350(i)(1)(D), which requires stockholder approval of certain transactions involving the issuance of common stock, or securities convertible into or exercisable for common stock, equal to 20% or more of the common stock, or 20% or more of the voting power of securities, outstanding before the issuance at a price (or in the case of convertible securities, a conversion price) less than the greater of the book or market value of the common stock; and

  . Rule 4350(i)(1)(B), which requires stockholder approval of the issuance of securities that would result in a change in control of the Company.

   Rule 4350(i)(1)(B) does not define when a change of control of an issuer may be deemed to have occurred. Although the Company does not believe that the issuance of shares upon conversion of the convertible notes will necessarily constitute a change in control of the Company, in the event CFS were to convert its convertible notes in full, it would own greater than 50% of the issued and outstanding shares of NaviSite. Accordingly, the Company is seeking stockholder approval to ensure compliance with that rule as well as with the other rules for which stockholder approval is or may be required in connection with the issuance of the shares upon conversion of the convertible notes. We also require stockholder approval to amend our Certificate of Incorporation in order to increase the number of authorized shares of our Common Stock so that NaviSite will have a sufficient number of shares in the event of the conversion of the convertible notes held by CMGI and CFS. To amend our Certificate of Incorporation, a majority of the issued and outstanding shares entitled to vote thereon must approve the amendment.

Current Capitalization

   The Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), currently authorizes the issuance of 155,000,000 shares of capital stock, 150,000,000 of which are Common Stock, $.01 par value, 5 million of which are Preferred Stock, $0.01 par value per share. As of September 30, 2001, of these 155 million shares, 62,059,063 shares of NaviSite Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. Further, as of September 30, 2001, the Company had reserved 15 million shares of NaviSite Common Stock for issuance to officers, directors, employees, consultants and affiliates under the Company's 1998 Equity Incentive Plan, of which 6,337,667 shares were subject to outstanding options. As of that date, there were also 250,000 shares of NaviSite Common Stock reserved for issuance to non-employee directors of the Company under the Company's 1998 Director Stock Option Plan, of which 150,000 shares were subject to outstanding options, and 500,000 shares of NaviSite Common Stock were reserved for issuance to non-employee directors of the Company under the Company's 1999 Stock Option Plan for Non-Employee Directors, of which 31,770 shares were subject to outstanding options. The Company had also reserved 1 million shares of NaviSite Common Stock for issuance under the Company's 2000 Stock Option Plan, of which 469,630 shares were subject to outstanding options, and 250,000 shares of NaviSite Common Stock were reserved for issuance under the Company's Employee Stock Purchase Plan, of which 249,860 shares had been issued. The Company had also reserved 14,453,478 shares in connection with its $80 million 7.5% convertible notes due December 12, 2003 held by CMGI. Accordingly, as of September 30, 2001, the Company had approximately 62,059,063 shares of NaviSite Common Stock outstanding, approximately 7,684,845 shares of NaviSite Common Stock reserved for future issuance under the Company's stock benefit plans, 40,000 reserved for Special Committee options, 29,833,152 shares reserved for debt conversion, and approximately 50,382,940 shares of NaviSite Common Stock remaining available for other purposes.

   In the event the entire $65 million in senior secured convertible notes is converted into shares of NaviSite Common Stock, approximately 250 million shares of Common Stock would be issued. Should CFS elect to convert its $55 million in convertible notes into NaviSite Common Stock and CMGI elect not to convert, CFS would own approximately 211,897,436 shares of our Common Stock, which would be approximately 77% of our then outstanding shares of Common Stock. In the event both CFS and CMGI elect to convert their notes into NaviSite Common Stock, CFS would own approximately 63% of our Common Stock and CMGI would own approximately 11% of our Common Stock. Accordingly, CFS would have the power, acting alone, in each event, to elect a majority of NaviSite's Board of Directors and to determine the outcome of any corporate actions requiring stockholder approval, regardless of how our other stockholders may vote.

Amendment to Certificate of Incorporation

   On November 16, 2001, the Board of Directors adopted resolutions by written action, subject to stockholder approval, proposing that Article FOURTH of the Amended and Restated Certificate of Incorporation be amended to increase the authorized number of shares to 400,000,000 shares, of which 395,000,000 would be Common Stock and 5,000,000 would continue to be Preferred Stock. This amendment would provide sufficient additional shares of Common Stock in the event the convertible notes held by CMGI and CFS are converted in full. The amendment is attached as Annex A to this Proxy Statement.

   The Board of Directors believes that the amendment to the Certificate of Incorporation is required in order to provide for an adequate number of shares upon the conversion of the convertible notes held by CFS and CMGI.

Recommendation of the Board of Directors

   The Board of Directors has approved, and recommends that the stockholders authorize and ratify, the issuance of shares of the Company's Common Stock upon conversion of the senior secured convertible notes held by CMGI and CFS, and the amendment to the Company's Certificate of Incorporation increasing the number of authorized shares from 155,000,000 to 400,000,000. CMGI, the holder of approximately 78% of our outstanding shares of Common Stock as of November 8, 2001, has agreed with CFS to vote "FOR" Proposal No. 2. Accordingly, Proposal No. 2 will be approved at the Annual Meeting, regardless of whether any other stockholders vote their shares in favor of Proposal No. 2.

The Board of Directors recommends a vote FOR Proposal No. 2.

                                PROPOSAL NO. 3

 TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO PERFORM ANY ACTION IT DEEMS NECESSARY INCLUDING, WITHOUT LIMITATION, AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, TO EFFECT A REVERSE STOCK SPLIT OF NAVISITE'S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, IN A RANGE
   FROM 5-TO-1 TO 15-TO-1, WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF THE
                            COMPANY'S STOCKHOLDERS

General

   The Board of Directors has adopted a resolution seeking approval by NaviSite's stockholders of a proposal to authorize the Board of Directors, in its discretion, to perform any action it deems necessary to effect a range from 5-to-1 to 15-to-1 reverse split of the outstanding shares of NaviSite Common Stock (the "Reverse Split") at any time prior to December 19, 2002, without further approval or authorization of the Company's stockholders. Among the actions to be taken if the Company's stockholders approve the proposed Reverse Split and the Board of Directors effects the proposed Reverse Split prior to December 19, 2002 would be the amendment of the Company's Amended and Restated Certificate of Incorporation (the "Amendment") to reflect the outcome of such a range of a Reverse Split. If this proposal is approved by the Company's stockholders at the Annual Meeting and the Board of Directors elects to effect the Reverse Split prior to December 19, 2002, the officers of the Company will be authorized to promptly execute and file the Amendment with the Delaware Secretary of State.

Reasons for the Reverse Split

   The reason for the Reverse Split is to increase the per share market price of the Common Stock. In September 2001, the Company was notified by Nasdaq that, based upon their review of price data for the Company's Common Stock, the closing bid price for the Company's Common Stock was less than $1.00 per share during the relevant review period which was a requirement for continued inclusion of the Company's securities on the Nasdaq Stock Market, Inc. (the "Nasdaq"). Although Nasdaq has suspended the listing requirement for minimum closing bid prices until January 2, 2002, the Board of Directors anticipates that a Reverse Split would have the effect of increasing, proportionately, the trading prices of the Company's shares, which could result in a share price high enough to satisfy this Nasdaq listing requirement.

   The Board of Directors believes that the current low per share market price of the NaviSite Common Stock, which it believes is due in part to the overall weakness in the market for Nasdaq stocks, has had a negative effect on the marketability of the existing shares, the amount and percentage of transaction costs paid by individual stockholders and the potential ability of the Company to raise capital by issuing additional shares of its Common Stock. The Board believes there are several reasons for these effects: first, certain institutional investors have internal policies preventing the purchase of low-priced stocks. Moreover, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Second, because the brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Company's Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the Company's share price were substantially higher. This factor is also believed to limit the willingness of institutions to purchase the NaviSite Common Stock.

   The Board of Directors anticipates that the Reverse Split will result in a bid price for the NaviSite Common Stock in excess of $1.00 per share. The Board also believes that the decrease in the number of shares of NaviSite Common Stock outstanding as a consequence of the Reverse Split, and the anticipated increase in the price of the NaviSite Common Stock, could encourage interest in the NaviSite Common Stock and possibly promote greater liquidity for the Company's stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Split. In addition, although any increase in the market price of the NaviSite Common Stock resulting from the Reverse Split may be proportionately less than the decrease in the number of outstanding shares, the Reverse Split could result in a market price for the shares that will be high enough to overcome the reluctance, policies and practices of brokers and investors referred to above and to diminish the adverse impact of trading commissions on the market for the shares.

   There can be no assurances, however, that the foregoing events will occur, or that the market price of the NaviSite Common Stock immediately after the proposed Reverse Split will be maintained for any period of time. Moreover, there can be no assurance that the market price of the NaviSite Common Stock after the proposed Reverse Split will adjust to reflect the conversion ratio (e.g.-- if the market price is $0.70 before the Reverse Split and the ratio is one (1) new share for every two (2) shares outstanding there can be no assurance that the market price immediately after the Reverse Split will be $1.40 (2 x $0.70)); or that the market price following the Reverse Split will either exceed or remain in excess of the current market price. There can also be no assurance that the Company will be able to maintain the listing of the Common Stock on Nasdaq even if the Reverse Split results in a bid price for the Common Stock that exceeds $1.00 per share.

Principal Effects of the Proposed Reverse Split

   If the proposed range of [5-to-1 to 15-to-1] reverse stock split is approved at the Annual Meeting and the Board of Directors elects to effect the proposed Reverse Split. For example, in the event of a 15-to-1 Reverse Split, each outstanding share of NaviSite Common Stock as of the record date of the Reverse Split will immediately and automatically be changed, as of the effective date of the Amendment, into one fifteenth of a share of NaviSite Common Stock. In addition, the number of shares of NaviSite Common Stock subject to outstanding options and warrants issued by the Company will be reduced by a factor of fifteen. No fractional shares of NaviSite Common Stock will be issued in connection with the proposed Reverse Split. Holders of the NaviSite Common Stock who would otherwise receive a fractional share of NaviSite Common Stock pursuant to the Reverse Split will receive cash in lieu of the fractional share as explained more fully below.

   If the Reverse Split is approved at the Annual Meeting and effected by the Board of Directors, the Board of Directors will fix a record date for determination of shares subject to the Reverse Split. As of the date of this Proxy Statement, the Board of Directors had not fixed a record date for the Reverse Split. As of November 8, 2001, the record date for the Annual Meeting, there were 86,966,463 shares of NaviSite Common Stock issued and outstanding, and 11,577,606 shares of NaviSite Common Stock subject to warrants and options granted by the Company. If additional shares of NaviSite Common Stock are issued or redeemed, the actual number of shares issued and outstanding before and after the Reverse Split will increase or decrease accordingly.

   Because the Reverse Split will apply to all issued and outstanding shares of NaviSite Common Stock and outstanding rights to purchase NaviSite Common Stock or to convert other securities into NaviSite Common Stock, the proposed Reverse Split will not alter the relative rights and preferences of existing stockholders. The Amendment will, however, effectively increase the number of shares of NaviSite Common Stock available for future issuances by the Board of Directors.

   If the proposed Reverse Split is approved at the Annual Meeting and effected by the Board of Directors, some stockholders may consequently own less than one hundred shares of NaviSite Common Stock. A purchase or sale of less than one hundred shares (an "odd lot" transaction) may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those stockholders who own less than one hundred shares following the Reverse Split may be required to pay modestly higher transaction costs should they then determine to sell their shares in the Company.

   Stockholders have no right under Delaware law or the Company's Amended and Restated Certificate of Incorporation or By-Laws to dissent from the Reverse Split or to dissent from the payment of cash in lieu of issuing fractional shares.

Cash Payment in Lieu of Fractional Shares

   In lieu of any fractional shares to which a holder of NaviSite Common Stock would otherwise be entitled as a result of the Reverse Split, the Company shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of the Company's Common Stock on the Nasdaq National Market during regular trading hours for the five trading days immediately preceding the effective time of the Reverse Split, which amount is hereby determined to equal the fair market value of the NaviSite Common Stock at the effective time of the Reverse Split.

Federal Income Tax Consequences

   The following description of the material federal income tax consequences of the Reverse Split is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. NaviSite has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

   In general, the federal income tax consequences of the Reverse Split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of NaviSite Common Stock in exchange for their old shares of NaviSite Common Stock. NaviSite believes that because the Reverse Split is not part of a plan to increase periodically a stockholder's proportionate interest in NaviSite's assets or earnings and profits, the Reverse Split will likely have the following federal income tax effects:

   A stockholder who receives solely a reduced number of shares of NaviSite Common Stock will not recognize gain or loss. In the aggregate, such a stockholder's basis in the reduced number of shares of NaviSite Common Stock will equal the stockholder's basis in its old shares of NaviSite Common Stock.

   A stockholder who receives cash in lieu of a fractional share as a result of the Reverse Split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in
Section 302(a) of the Code, which distribution will be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder's particular facts and circumstances. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. In the aggregate, such a stockholder's basis in the reduced number of shares of NaviSite Common Stock will equal the stockholder's basis in its old shares of NaviSite Common Stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash.

   NaviSite will not recognize any gain or loss as a result of the Reverse
Split.

Board Discretion to Implement the Reverse Stock Split

   If the proposed Reverse Split is approved at the Annual Meeting, the Board of Directors may, in its sole discretion, at any time prior to December 19, 2002, authorize the Reverse Split and file the Amendment with the Delaware Secretary of State. The determination by the Board of Directors will be based on a number of factors, including market conditions, existing and expected trading prices for the NaviSite Common Stock and the likely effect of business developments on the market price for the NaviSite Common Stock. Notwithstanding approval of the Reverse Split at the Annual Meeting, the Board of Directors may, in its sole discretion, determine not to implement the Reverse Split.

Recommendation

   The Board of Directors recommends a vote FOR the proposal to authorize the Board of Directors to effect a reverse stock split of the Company's Common Stock with a range from 5-to-1 to 15-to-1 in its discretion, at any time prior to December 19, 2002.

                                PROPOSAL NO. 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected KPMG LLP to audit NaviSite's financial statements for the fiscal year ending July 31, 2002. KPMG LLP has audited the financial statements of NaviSite for each fiscal year since NaviSite's inception. If the stockholders do not ratify the selection of KPMG LLP as NaviSite's independent auditors, the Audit Committee and the Board of Directors will reconsider its selection. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions from stockholders.

   The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as NaviSite's independent auditors for the fiscal year ending July 31, 2002.

                                 OTHER MATTERS

   The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Discretionary authority for them to do so is contained in the enclosed proxy card.

   Adjournments of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by the chairman of the annual meeting or by approval of the holders of shares representing a majority of the votes present in person or by proxy at the annual meeting, whether or not a quorum exists. In their discretion, the proxies named in the proxy card are authorized to vote upon any adjournment of the annual meeting, including for the purpose of soliciting additional proxies. However, no proxies voted against Proposal Nos. 2, 3, 4 or 5 will be voted in favor of adjournment of the Annual Meeting for the purpose of soliciting additional proxies with respect to either such proposal.

                             STOCKHOLDER PROPOSALS

   Proposals of stockholders intended to be presented in NaviSite's proxy statement and form of proxy for the 2002 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Exchange Act ("Rule 14a-8"), must be received by NaviSite no later than July 31, 2002 in order to be included in NaviSite's proxy statement and form of proxy relating to that meeting.

   Under NaviSite's By-Laws, proposals of stockholders intended to be submitted for a formal vote at NaviSite's 2002 Annual Meeting of Stockholders (other than proposals intended to be included in NaviSite's proxy statement and form of proxy in accordance with Rule 14a-8) may be made only by a stockholder of record who has given notice of the proposal to the Secretary of NaviSite at its principal executive offices no earlier than September 29, 2002 and no later than October 14, 2002.

                          ANNUAL REPORT AND FORM 10-K

   Concurrently with this Proxy Statement, NaviSite is sending a copy of its 2001 Annual Report to all of its stockholders of record as of November 8, 2001. The 2001 Annual Report contains NaviSite's audited consolidated financial statements for the fiscal year ended July 31, 2001.

   A copy of NaviSite's Annual Report on Form 10-K for the fiscal year ended July 31, 2001 filed with the SEC may be accessed from the SEC's homepage (www.sec.gov) or may be obtained without charge upon written request to NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, Attention:
Investor Relations.

                                          By order of the Board of Directors,

                                          Joe K. Suyemoto
                                          Secretary

November 28, 2001

   Annex A -- Certificate of Amendment of Amended and Restated Certificate of Incorporation

   Annex B -- Opinion of CIBC World Markets Corp.

                                                                        ANNEX A

                           CERTIFICATE OF AMENDMENT
                                      OF
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                                NAVISITE, INC.

                            Pursuant to Section 242
                       of the General Corporation Law of
                             the State of Delaware

                               ----------------

   NaviSite, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

   The Board of Directors of the Corporation duly adopted a resolution by Written Action dated November 16, 2001, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and directing that it be submitted to and considered by the stockholders of the Corporation for approval. The stockholders of the Corporation duly approved said proposed amendment at the Annual Meeting of Stockholders held on December 19, 2001 in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

   RESOLVED:  That the Board of Directors deems it advisable and in the best interests of the Corporation and its stockholders that the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation be, and hereby is, deleted and is replaced in its entirety by the provisions attached hereto as Appendix 1 in order to increase the authorized number of shares of Common Stock of the Corporation from 150,000,000 to 395,000,000.

   IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President
this   th day of December, 2001.

                                          NaviSite, Inc.

                                          By: _________________________________
                                                     Patricia Gilligan
                                               President and Chief Executive
                                                          Oficer

                                                                     Appendix 1

   FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 400,000,000 shares, consisting of (i) 395,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

                                                                        ANNEX B

                   [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

                                          October 29, 2001

The Special Committee of the Board of Directors
NaviSite, Inc.
400 Minuteman Road
Andover, Massachusetts 01810

Members of the Special Committee:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Special Committee of the Board of Directors as to the fairness, from a financial point of view, to NaviSite, Inc. ("NaviSite") of the Aggregate Consideration (defined below) to be received pursuant to (i) the Transaction Agreement, dated as of October 29, 2001, among NaviSite, CMGI, Inc. ("CMGI"), AltaVista Company, an affiliate of CMGI ("AltaVista"), Compaq Computer Corporation ("Compaq") and Compaq Financial Services Corporation (U.S.) ("CFS"), Compaq Financial Services Company ("CFSUK") and Compaq Financial Services Canada Corporation ("CFSCAD"), each an affiliate of Compaq (the "Transaction Agreement"), and (ii) the Note Purchase Agreement, dated as of October 29, 2001, among NaviSite, CFS and CMGI (the "Note Purchase Agreement" and, together with the Transaction Agreement, the "Agreements"). The Agreements provide for, among other things, (i) the termination of certain equipment leases (the "Equipment Leases") between NaviSite, as lessee, and CFS, CFSUK and CFSCAD, as lessor, further described in the Transaction Agreement, pursuant to which (A) NaviSite will have no further payment or other obligations under the Equipment Leases, subject to certain exceptions more fully described in the Transaction Agreement (the "Lease Termination"), and (B) CFS, CFSUK or CFSCAD, as lessors, will transfer ownership to NaviSite of the equipment subject to the Equipment Leases (the "Equipment Transfer" and, the transactions described in this clause (i), the "Equipment Transaction"); (ii) the issuance by NaviSite to CFS of a 12% Convertible, Senior, Secured Note due December 31, 2007 in an aggregate principal amount equal to the sum of $55,000,000 plus an additional amount equal to the interest that would have accrued on $35,000,000 of such note from November 1, 2001 up to and including the consummation date of the transactions contemplated by the Transaction Agreement (the "CFS Note"), in exchange for $20,000,000 in cash (the "CFS Note Consideration" and, such transaction, the "CFS Note Transaction"); (iii) the issuance by NaviSite to CMGI of a 12% Convertible, Senior, Secured Note due December 31, 2007 in the aggregate principal amount of $10,000,000 (the "CMGI Note"), in exchange for $10,000,000 in cash (the "CMGI Note Consideration" and, such transaction, the "CMGI Note Transaction") and (iv) the issuance by NaviSite to CMGI of an aggregate of 24,358,897 shares of the common stock, par value $0.01 per share, of NaviSite ("NaviSite Common Stock"), in exchange for the cancellation of (A) the 7.5% Convertible Subordinated Notes of NaviSite due December 12, 2003 in the principal amounts of $50,000,000 and $30,000,000 (collectively, the "NaviSite Notes") issued to CMGI and (B) all other intercompany indebtedness owed by NaviSite to CMGI (together with the NaviSite Notes, the "Cancelled Debt" and, such transaction, the "NaviSite Indebtedness Transaction"). For purposes of this Opinion, the Lease Termination, the Equipment Transfer, the CFS Note Consideration, the CMGI Note Consideration and the Cancelled Debt are collectively referred to as the "Aggregate Consideration," and the Equipment Transaction, the CFS Note Transaction, the CMGI Note Transaction and the NaviSite Indebtedness Transaction are collectively referred to as the "Transaction").

The Special Committee of the Board of Directors
NaviSite, Inc.
October 29, 2001
Page 2

In arriving at our Opinion, we:

(a) reviewed the Agreements, a form of the CFS Note and CMGI Note and certain related documents;

(b) reviewed audited financial statements of NaviSite for the fiscal years ended July 31, 1999 and July 31, 2000;

(c) reviewed unaudited financial statements for the nine months ended April 30, 2001, financial data for the fiscal year ended July 31, 2001 and unaudited balance sheet as of September 30, 2001, of NaviSite;

(d) reviewed financial projections of NaviSite prepared by the management of NaviSite;

(e)  reviewed historical market prices for NaviSite Common Stock;

(f) held discussions with the senior management of NaviSite with respect to the liquidity needs of, and capital resources available to, NaviSite and the business and prospects for future growth of NaviSite;

(g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to NaviSite;

(h) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Transaction;

(i) performed a discounted cash flow analysis of NaviSite using certain assumptions of future performance provided to or discussed with us by the management of NaviSite;

(j)  reviewed public information concerning NaviSite; and

(k) performed such other analyses, reviewed such other information and considered such other factors, as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by NaviSite and its employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of NaviSite provided to or discussed with us by the management of NaviSite, we assumed, at the direction of the management of NaviSite, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of NaviSite. We have assumed, with the consent of NaviSite, that in the course of obtaining the necessary regulatory or third party approvals and consents for the Transaction and related transactions, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on NaviSite or the contemplated benefits to NaviSite of the Transaction. We also have assumed, with the consent of NaviSite, that the Transaction and related transactions will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of NaviSite or its affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of NaviSite or the price at which NaviSite Common Stock will trade at any time in the future. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of NaviSite, nor did we participate in the negotiation or structuring of the Transaction. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

The Special Committee of the Board of Directors
NaviSite, Inc.
October 29, 2001
Page 3

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to the Special Committee of the Board of Directors of NaviSite in connection with this Opinion and will receive a fee for our services, a portion of which is contingent upon the consummation of the Transaction and a portion of which is payable upon delivery of this Opinion. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of NaviSite, Compaq and CMGI and their respective affiliates for our and our affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration is fair, from a financial point of view, to NaviSite. This Opinion is for the use of the Special Committee of the Board of Directors of NaviSite in its evaluation of the Transaction, does not address any other aspect of the Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote or as to any other action to be taken with respect to any matters relating to the Transaction or related transactions.

                                          Very truly yours,

                                          CIBC World Markets Corp.
                                          CIBC WORLD MARKETS CORP.

                                 NAVISITE, INC.
                               400 Minuteman Road
                          Andover, Massachusetts 01810

                                --------------

                      SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

   The undersigned hereby appoint(s) Patricia Gilligan and Joe K. Suyemoto each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of NaviSite, Inc. ("NaviSite") held of record by the undersigned on November 8, 2001 at the Annual Meeting of Stockholders to be held on December 19, 2001 and any adjournments thereof.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

   PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Dear Stockholder:

   Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of NaviSite that require your immediate attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

   Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

     Thank you in advance for your prompt consideration of these matters.

HAS YOUR ADDRESS CHANGED?
                                     DO YOU HAVE ANY COMMENTS?


____________________________
                                     ______________________________


____________________________
                                     ______________________________


____________________________
                                     ______________________________

                    PLEASE MARK VOTES AS IN THIS EXAMPLE [X]

A vote FOR the director nominees (Proposal No. 1) and FOR proposal numbers 2, 3, 4 and 5 is recommended by the Board of Directors.

                  (Continued and to be signed on reverse side)

1.       Election of Directors.         Nominees:         George a. McMillan
                                                          David S. Wetherell

[_] FOR nominees  [_] WITHHELD 2. Approval of the issuance of NaviSite   FOR   AGAINST    ABSTAIN
 (except           from           Common Stock upon conversion of         [_]    [_]        [_]
 as indicated      all            NaviSite's debt obligations held by
 to the            nominees       Compaq Financial Services Corporation
 contrary)                        and CMOI, Inc., and approval of the
                                  related amendment of NaviSite's
                                  Amended and Restated Certificate of
                                  Incorporation increasing from
                                  150,000,000 to 395,000,000 the number
                                  of authorized shares of NaviSite
                                  Common Stock.
                               3. To authorize the Board of Directors,   FOR   AGAINST    ABSTAIN
                                  in its discretion, to
                                  perform any action it deems necessary,   [_]    [_]        [_]
                                  including, without limitation,
                                  amendment of NaviSite's Amended and
                                  Restated Certificate of Incorporation,
                                  to effect a reverse stock split of
                                  NaviSite's issued and outstanding
                                  shares of Common Stock, in a range from
                                  5-to-1 to 15-to-1, without further
                                  approval or authorization of the
                                  Company's stockholders.
                               4. Approval of the selection of KPMG LLP  FOR   AGAINST    ABSTAIN
                                  as independent auditors for the fiscal [_]    [_]        [_]
                                  year ending July 31, 2002.

                          (CONTINUED ON REVERSE SIDE)



                         (CONTINUED FROM PREVIOUS SIDE)

                      5.In their discretion, the         FOR        AGAINST    ABSTAIN
                         proxies are authorized to vote    [_]         [_]        [_]
                         upon any other business
                         that may properly come
                         before the meeting.

INSTRUCTIONS: To withhold authority
to vote for individual nominee(s)
strike a line through each such
nominee's name. Your shares will be
voted for the remaining nominee(s).

                      MARK HERE FOR ADDRESS CHANGE OR                 [_]
                      COMMENTS AND NOTE ON REVERSE.
                      Please sign this proxy exactly
                      as your name appears hereon.
                      Joint owners should each sign
                      personally. Trustees and other
                      fiduciaries should indicate
                      the capacity in which they
                      sign. If a corporation or
                      partnership, this signature
                      should be that of an
                      authorized officer who should
                      state his or her title.

Signature:                             Date:
Signature:                             Date: